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                                                                    EXHIBIT 10.2

                    BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.
                        126 EAST 56TH STREET, 29TH FLOOR
                               NEW YORK, NEW YORK



                                November 30, 1999

O'Sullivan Industries, Inc.
1900 Gulf Street
Lamar, MO 64759-1899

                        Re: Management Services Agreement

Gentlemen:

     This letter sets forth our understanding with respect to the engagement by you, O'Sullivan Industries, Inc., a Delaware corporation (the "Company"), of the undersigned Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability company ("BRS"), to provide management and financial advisory services to the Company.

     1. Duties.


     The Company hereby retains BRS to provide management services including, without limitation, providing strategic direction and oversight of corporate and financial planning and analyzing and negotiating financial alternatives, as the Company may reasonably request from time to time (the "Services"). The Services will be provided to the Company on a non-exclusive basis on the terms and conditions set forth in this Agreement.

     The Company will use the services of BRS and BRS will make itself available for the performance of services under this Agreement upon reasonable notice. BRS will perform its services at the times and places reasonably requested by the Company to meet its needs and requirements, taking into account other engagements that BRS may have.

     2. Compensation of BRS. As consideration payable to BRS or any of its affiliates for providing the services set forth in Section 1, the Company shall make the following payments to BRS:

     (a) A management fee in respect of the period beginning on the date hereof and ending June 30, 2000 (the "Interim Period") in an amount equal to the greater of (x) $175,000 and (y) one percent of the Company's Consolidated Cash Flow (as such term is defined in the Indenture relating to the Company's 133/8% Senior Subordinated Notes due 2009 (the "Indenture") for the Interim Period (the "Interim Management Fee"). The Interim Management Fee shall be payable on the date hereof in the amount of $175,000. In the event that it shall be determined following the end



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O'Sullivan Industries, Inc.
November 30, 1999
Page 2

of the Interim Period that one percent of the Company's Consolidated Cash Flow for the Interim Period exceeds $175,000 (as determined by the Board in its good faith business judgment), such excess shall promptly be paid to BRS in respect of the Interim Management Fee;

     (b) An annual management fee in respect of each fiscal year of the Company (other than the fiscal year ending June 30, 2000) in an amount equal to the greater of (x) $300,000 and (y) one percent of the Company's Consolidated Cash Flow for such fiscal year (the "Annual Management Fee" and, together with the Interim Management Fee, the "Management Fee"). The Annual Management Fee shall be payable semi-annually in advance on each July 1 and January 1, commencing July 1, 2000, in an amount equal to the greater of (i) $150,000 (representing one-half of $300,000) and (ii) one percent of the budgeted Consolidated Cash Flow (without giving effect to the reduction for cash payments made pursuant to this Agreement under clause (8) of the definition of Consolidated Cash Flow set forth in the Indenture), as determined by the Board by reference to the Company's budget for such period, for the two full fiscal quarters immediately following such payment date. In the event that it shall be determined following the end of each fiscal year of the Company, excluding the fiscal year ending June 30, 2000, that the amount equal to the greater of (1) $300,000 and (2) one percent of the Company's Consolidated Cash Flow (as determined by the Board by reference to the Company's audited financial statements for such year and without giving effect to the reduction for cash payments made pursuant to this Agreement under clause (8) of the definition of Consolidated Cash Flow set forth in the Indenture) for such fiscal year exceeds the amount of cash actually paid to BRS for such fiscal year, the Company shall promptly pay an amount equal to such excess to BRS in respect of the Annual Management Fee, and in the event that it shall be determined that the amount of cash actually paid to BRS for such fiscal year exceeds the greater of (1) $300,000 and (2) one percent of the Company's Consolidated Cash Flow (without giving effect to the reduction for cash payments made pursuant to this Agreement under clause (8) of the definition of Consolidated Cash Flow set forth in the Indenture), an amount equal to such excess to the Company shall be offset against the next payment payable to BRS hereunder; and

     (c) Actual and direct out-of-pocket expenses (including fees and disbursements of attorneys, accountants and other professionals and consultants retained by BRS in connection with the Services provided hereunder) incurred by BRS and its personnel in performing the Services, which shall be reimbursed to BRS by the Company upon the delivery of rendering of a statement such supporting data as the Company reasonably shall require.

Notwithstanding the foregoing, the right of BRS to receive cash payments pursuant to this Section 2 and the ability of the Company to make any cash payments pursuant to this Section 2 shall be conditional and contingent upon the following: (i) the Fixed Charge Coverage Ratio (as defined in the Indenture) for the four most recently ended full fiscal quarters for which internal financial statements are available to management immediately preceding any payment date is at least 2.0 to 1 and (ii) the payments must be permitted pursuant to Section
7.20 of the Credit Agreement. Any payments to which BRS has no right pursuant to the limitations of the preceding sentence and that are not permitted to be paid by the Company shall be paid in cash only at the time, if any, such



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O'Sullivan Industries, Inc.
November 30, 1999
Page 3

payments are permitted pursuant to the Fixed Charge Coverage Ratio test above and are permitted under the Credit Agreement.

In the event of a bankruptcy, liquidation or winding-up of the Company, the payment of all accrued and unpaid fees and other obligations under this agreement shall be subordinated to the prior payment in full of all amounts due and owing under the Indenture and the Credit Agreement.

In the event the Company acquires other entities (including by way of merger, consolidation or otherwise), the Management Fee shall be subject to increase in an amount that is mutually agreed upon by the Company and BRS.

     3. Indemnification. In the event that BRS or any of its affiliates, principals, partners, directors, members, stockholders, employees, agents and representatives (collectively, the "Indemnified Parties") becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or contemplated by this Agreement, or in connection with the Services, the Company will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation of any kind or nature ("Losses")), arising as a result of or in connection with this Agreement and the Services, and will periodically reimburse BRS for its expenses as described above, except that the Company will not be obligated to so indemnify any Indemnified Party if, and to the extent that, such claims, lawsuits, actions or liabilities against such Indemnified Party directly result from the gross negligence or wilful misconduct of such Indemnified Party as admitted in any settlement by such Indemnified Party or held in any final, non-appealable judicial or administrative decision. In connection with such indemnification, the Company will promptly remit or pay to BRS any amounts which BRS certifies to the Company in writing are payable to BRS or other Indemnified Parties hereunder. The reimbursement and indemnify obligations of the Company under this Section 3 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, of BRS and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, BRS and any such Indemnified Party. The foregoing provisions shall not supersede any obligation of a party hereto to provide indemnification to another party hereto pursuant to any other agreement among such parties, or to release such indemnifying party from any indemnification obligation pursuant to such other agreement. The provisions of this Section 3 shall survive the termination of this Agreement.

     4. Independent Contractors. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship. BRS shall be an independent contractor pursuant to this Agreement. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other parties or to bind the other parties to any contract, agreement or undertaking with any third party.



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O'Sullivan Industries, Inc.
November 30, 1999
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     5. Termination and Engagement. This Agreement and the Company's engagement of BRS hereunder shall terminate on November 30, 2009 or upon mutual agreement of BRS and the Company.

     6. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed first class, certified mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

                    If to BRS:

                    Bruckmann, Rosser, Sherrill & Co., L.L.C.
                    126 East 56th Street, 29th Floor
                    New York, New York 10022
                    Attention:  Mr. Stephen F. Edwards

                    If to the Company:

                    O'Sullivan Industries, Inc.
                    1900 Gulf Street
                    Lamar, MO 64759-1899
                    Attention:  President

Addresses may be changed by a notice in writing in accordance with the provisions of this paragraph 6.

     7. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by either party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that corporation, and (ii) BRS may assign its rights and obligations hereunder to any other person or entity controlled, and which continues to be so controlled, directly or indirectly, by Bruce C. Bruckmann, Harold O. Rosser II, Stephen C. Sherrill, Stephen F. Edwards and Paul Kaminski. Any attempted transfer or assignment in violation of this Section 7 shall be void.




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O'Sullivan Industries, Inc.
November 30, 1999
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     8. Miscellaneous. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN
ACCORDANCE WITH, AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. This Agreement may not be modified or amended, and no term or provision hereof may be waived or discharged, except in a writing signed by the party against which such modification, amendment, waiver or discharge is sought to be enforced. This Agreement cannot be assigned by either party hereto. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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O'Sullivan Industries, Inc.
November 30, 1999
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     If you are in agreement with the foregoing, please so indicate by signing the enclosed copy of this letter, whereupon it shall become a binding agreement between the parties hereto as of the day and year first above written.

                                  BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.


                                  By: /s/ Stephen F. Edwards
                                     ---------------------------
                                  Name:  Stephen F. Edwards
                                  Title:

Accepted and agreed as of the date first above written:

O'SULLIVAN INDUSTRIES, INC.


By:      /s/ Richard D. Davidson
       ---------------------------------------
Name:    Richard D. Davidson
Title:   President and Chief Operating Officer